NEWS RELEASE

TSX: CLG; AMEX: CLG

Suite 950 – 505 Burrard Street, Box 72, One Bentall Centre, Vancouver, B.C. Canada V7X 1M4

Tel: 604.608.2557   Fax: 604.608.2559   www.cumberlandresources.com

News Release 06-15

September 6, 2006

Cumberland Reports on Recent Drill Results from Meadowbank Gold Project;

Improved Outlook for Cannu Zone as Drilling Continues

CUMBERLAND RESOURCES LTD. (TSX: CLG; AMEX: CLG) is pleased to report results from ongoing exploration drilling at the Company’s 100% owned Meadowbank gold project located 70 kilometres north of the Hamlet of Baker Lake, Nunavut.  Meadowbank is host to Canada’s largest pure gold open pit reserves with gold reserves estimated at 2.9 million ounces1.  On August 31st, 2006, the Company received a positive recommendation from the Nunavut Impact Review Board that development of Meadowbank should proceed.  Ongoing exploration is directed at reserve definition of the Cannu Zone, a potentially open pittable gold zone discovered in the fall of 2005, and exploration for new gold discoveries along the 25 kilometre long Meadowbank gold trend.  Earlier in the 2006 season the Company reported the discovery of the Goose South zone located approximately 400 metres south of the Goose Island deposit (see NR06-12).

“Definition drilling at Cannu continues to improve our outlook for this resource,” stated Kerry Curtis, President and CEO.  “The 2006 drill program has outlined four distinct mineralized lenses at Cannu, including thick mineralization at the Keel lens.  This increases our confidence that Cannu represents excellent potential for open pit expansion and will in the near term become a valued addition to our current reserves.”

The Company has completed approximately 9,000 metres of diamond drilling at Meadowbank during 2006.  Drilling will continue at the Cannu zone until mid-September.

Cannu Drilling

The Cannu zone gold mineralization represents a potential 350 metre northern extension to the proposed Portage open pit, which contains an estimated 1.59 million ounces of reserves.  With the addition of Cannu, continuous mineralization has been defined over a strike length of approximately 2.15 kilometres in the Portage area.  The 2006 exploration program includes systematic infill and step-out drilling to define the extent of the Cannu mineralization and enable a reserve estimate by early 2007.  To date, the program has been successful in defining four distinct lenses of mineralization (Keel, 305, Core and East lenses) within a shallow, bowl-shaped structure (see attached plan view).  Highlights from recent Cannu drilling include:

Selected Highlights from recent Cannu 2006 Drill Holes*

Hole Number	Grade Au (g/t)	Width (m)	Depth (m below surface)	Lens
NP06-642	6.58	3.07	30	East
NP06-648	11.08	5.00	108	Keel
NP06-649	3.96	10.18	125	Keel
NP06-649	51.80	1.74	141	--
NP06-650	68.53	2.80	78	--
NP06-650	5.43	13.39	115	Keel
NP06-653	5.42	3.62	121	Keel

* True thickness of intersections ranges from 80-100% of intersected widths.

Recent drilling has been successful in outlining the Keel lens, the largest of the four lenses, with a strike length of approximately 250 metres and a width of approximately 100 metres.  Within this strike length, a thick portion of the lens has been outlined over a strike length of at least 100 metres.  Recent intersections on the Keel lens include 11.08 g/t gold over a 5.00 metre width in hole NP06-648; 5.43 g/t gold over a 13.39 metre width in hole NP06-650; and 3.96 g/t gold over a 10.18 metre width in hole NP06-649, all supporting an earlier, previously released intersection of 5.61 g/t gold over a 20.8 metre width in hole NP06-634 (see NR06-12).  (See attached vertical section and plan view.)

Drilling is presently continuing along the East lens where shallow, flat lying mineralization was first intersected in early 2006 with hole NP05-623 yielding 13.51g/t gold over 3.11 metres at 30 metres below surface (see NR06-12).  (See attached vertical section).  This new, near surface mineralization was recently intersected 100 metres to the south in hole NP06-642 (see attached plan view), which yielded 6.58 g/t gold over a 3.07 metre width also at 30 metres below surface.

The 2006 program has also provided improved definition of near surface mineralization found at the 305 lens and the high grade Core lens (see attached plan view).  The 305 lens has consistently been intersected over a strike length of 200 metres with a recent intersection from hole NP06-652 returning 6.61 g/t Au over a 3.90 metre width at approximately 30 m below surface.

The following Cannu zone inferred resource (based on 30 holes drilled in 2005 and 4 pre-2005 holes) was calculated in early 2006:

Cannu Zone Mineral Resource (April 2006)2

Category	Tonnes	Au Grade (g/t)	Contained Ounces
Inferred	440,000	6.0	85,000

On-Site Activities

Cumberland continues with on-site construction activities that have been approved under current exploration licences and permits.  Construction of an airstrip was initiated in the summer of 2005 and was recently re-surfaced for the use by small aircraft.  Construction has also commenced on the foundation pad for a 5.6 million litre fuel storage tank which is currently on site and planned for assembly in 2007.

Advancing Cumberland’s Meadowbank Gold Project towards Mid-Tier Gold Production

The Meadowbank project is host to Canada’s largest pure gold open pit reserves with gold reserves estimated at 2.9 million ounces1.  In August 2006, the Nunavut Impact Review Board made a positive recommendation for development of the Meadowbank gold project.  Cumberland is advancing the Meadowbank project towards open pit production of 330,000 ounces of gold per year over an 8.1 year mine life with an estimated total cash cost of US$201 per ounce based on a bankable feasibility study and subsequent bank due diligence3 completed in December 2005.  Procurement and staging of materials and supplies to commence construction of a conventional road from the community of Baker Lake to the project is underway.

In March 2006, the Company arranged a gold loan facility for up to 420,000 ounces of gold (15% of reserves) from Barclays Capital, Bayerische Hypo-und Vereinsbank and Société Générale.  Such facility is subject to the satisfaction of certain conditions including, among other things, Cumberland securing all requisite regulatory permits and licences and completion of final loan documentation.  At a Cdn$600 per ounce spot gold price, the monetized value of the gold loan would be approximately Cdn$250 million.  Depending on receipt of permits and licences, operations from three, shallow open pits could commence in late 2008 or early 2009.

Meadowbank Gold Project Production Profile3 (Dec. 2005)

(Assuming long term US$400/oz. gold and US$0.75 per Cdn$1.00)

Open Pit Mineral Reserve (Proven & Probable)	2,890,000 ounces[1]
Mine Life	8.1 years
Average Annual Production Rate: Years 1 to 4 Life of Mine	400,000 ounces 330,000 ounces
Total Cash Cost per Oz.: Years 1 to 4 Life of Mine	US$175 US$201
Pre-production Capital Costs	US$235 million Cdn$313 million

Meadowbank Gold Project

Open Pit Mineral Reserve (Proven & Probable) (Fourth Quarter 2005)1

Open Pit	Category	Ore (t)	Grade (g/t)	Ounces
Portage	Proven	3,020,000	4.8	470,000
	Probable	7,990,000	4.4	1,120,000
	Proven & Probable	11,010,000	4.5	1,590,000
Vault	Proven	-	-	-
	Probable	8,010,000	3.4	870,000
	Proven & Probable	8,010,000	3.4	870,000
Goose	Proven	-	-	-
	Probable	2,310,000	5.7	420,000
	Proven & Probable	2,310,000	5.7	420,000
Total	Proven	3,020,000	4.8	470,000
	Probable	18,300,000	4.1	2,420,000
	Proven & Probable	21,320,000	4.2	2,890,000

Note:  95% mining recovery and contact dilution applied.

Cumberland is a well financed mineral development and exploration company.  The Company has completed a bankable feasibility study on the Meadowbank gold project (100% interest) in Nunavut and is advancing the project towards production.  The Company also holds a 22% carried to production interest in the Meliadine West gold project and a 50% interest in the Meliadine East gold project, both located in Nunavut. The shares of Cumberland are traded on the Toronto Stock Exchange and the American Stock Exchange under the symbol CLG.

CUMBERLAND RESOURCES LTD.

”Kerry M. Curtis, B.Sc., P.Geo.”
President and CEO

For further information contact:  Kerry Curtis, President and CEO or Joyce Musial, Manager, Investor Relations

Qualified Person – Roger March, P.Geo., is Senior Project Geologist for Cumberland Resources Ltd. and is the designated Qualified Person, as defined by NI 43-101, for the Meadowbank project.  Mr. March has supervised drill hole planning, implementation and quality control/quality assurance programs at the Meadowbank project since 2002.  Drill core analysis is performed on split core with standard fire assay procedures and AA finish.  QA/QC programs employ random insertion of four internal standards, field duplicates and blank samples. Gravimetric analysis is performed on any sample yielding greater than 1 g/t gold in fire assay. Primary assaying is performed by IPL Laboratories, of Vancouver.  ACME Analytical Laboratories of Vancouver provides external reference assaying.

1  Meadowbank Gold Reserves (Fourth Quarter 2005) - The open pit mineral reserves have been prepared in accordance with NI 43-101. Dr. Mike Armitage, Managing Director of SRK Consulting (UK) Limited is the independent Qualified Person responsible for preparation of stated reserves.

2 Cannu Resource (April 2006) - The inferred mineral resource estimate was prepared in conformance with the requirements set out in NI 43-101 under the direction of Dr. Mike Armitage, Managing Director of SRK Consulting (UK) Limited, who is an independent Qualified Person as defined by NI 43-101.

3 Meadowbank Feasibility Study Due Diligence (December 2005) – As a requirement of bank financing, bank-appointed independent engineers SRK Consulting (UK) (“SRK”) completed a due diligence audit of the Meadowbank feasibility study completed in early 2005 by AMEC Americas Ltd. (“AMEC”). The results from the feasibility study by AMEC are summarized in a Technical Report, dated March 31, 2005, prepared by AMEC in accordance with the Standards of Disclosure for Mineral Projects as defined by National Instrument 43-101. Construction scheduling and capital cost estimation has been prepared by Merit International Consultants Inc. (“Merit”). Metallurgical and process test work was completed by SGS Lakefield Research Ltd.  Process design was completed by International Metallurgical and Environmental Inc. and AMEC. Supporting geotechnical engineering, hydrogeological and geochemical studies were completed by Golder Associates Ltd. (“Golder”).  Both the SRK and AMEC assumptions include a long term gold price of US$400/oz. and an exchange rate of US$0.75 per Cdn$1.00.

Forward Looking Statements and Risks - This news release contains “forward-looking statements”, including, but not limited to, statements regarding our expectations as to the market price of gold, strategic plans, future commercial production, production targets and timetables, mine operating costs, capital expenditures, work programs, exploration budgets and mineral reserve and resource estimates. Forward-looking statements express, as at the date of this report, our plans, estimates, forecasts, projections, expectations or beliefs as to future events or results. We caution that forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements. Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks and hazards, environmental risks and hazards, uncertainty as to calculation of mineral reserves and resources, requirement of additional financing, risks of delays in construction and other risks more fully described in our AIF filed with the Securities Commissions of the Provinces of British Columbia, Alberta, Ontario, Quebec and Nova Scotia and the Toronto Stock Exchange and in our 40-F filed with the United States Securities and Exchange Commission (the “SEC”).

Cautionary Note to U.S. Investors - The SEC permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release such as “measured”, “indicated” and “inferred” “resources” that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC.  U.S. investors are urged to consider closely the disclosure in our Form 40-F, which is available from us at Suite 950 – 505 Burrard Street, Vancouver, B.C.  V7X 1M4. You can also obtain this form from the SEC’s website at:  http://sec.gov/edgar.shtml.

Cautionary Note to U.S. Investors concerning estimates of Inferred Resources – This news release uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the SEC does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally mineable.

Cautionary Note to U.S. Investors concerning estimates of Proven and Probable Reserves - The estimates of mineral reserves described in this News Release have been prepared in accordance with Canadian National Instrument 43-101.  The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Guide 7.  Accordingly, the Company’s disclosure of mineral reserves in this news release may not be comparable to information from U.S. companies subject to the SEC’s reporting and disclosure requirements.

PHASE I AND II 2006 SPRING DIAMOND DRILLING: Cannu Zone Composites*
HOLE - ID	LOCATION		FROM	TO	GRADE	WIDTH
	Easting	Northing	(m)	(m)	Au (g/t)	(m)
NP06-636	1550N	-682E	143.53	146.23	1.16	2.70
NP06-639	1500N	-630E	11.26	12.31	7.20	1.05
			86.05	87.95	8.04	1.90
NP06-641	1450N	-598E	42.57	42.91	348.40	0.34
			127.77	130.23	6.73	2.46
NP06-642	1450N	-523E	32.53	35.60	6.58	3.07
			42.10	45.10	2.29	3.00
NP06-643	1400N	-705E	151.30	151.60	4.32	0.30
NP06-644	1400N	-575E	16.20	20.15	2.99	3.95
			58.60	61.05	7.93	2.55
			110.25	113.53	2.48	3.28
NP06-645	1872N	-725E	17.00	18.15	1.88	1.15
NP06-646	1450N	-475E	22.70	25.29	3.11	2.59
NP06-647	1450N	-690E	152.33	153.40	1.14	1.07
NP06-648	1575N	-680E	49.11	50.62	25.06	1.51
			79.58	82.97	4.20	3.39
			116.20	121.20	11.08	5.00
NP06-649	1575N	-680E	33.81	36.70	2.63	2.89
			121.60	131.78	3.96	10.18
			135.94	139.73	5.40	3.79
			144.68	146.62	51.80	1.74
NP06-650	1525N	-680E	87.26	90.06	68.53	2.80
			115.13	117.02	8.74	1.89
			122.80	136.19	5.43	13.39
		inc.	122.80	128.24	9.97	5.44
NP06-651	1525N	-680E	148.64	149.64	4.20	1.00
NP06-652	1575N	-666E	33.57	37.47	6.61	3.90
NP06-653	1500N	-688E	130.71	134.33	5.42	3.62

* True thickness of intersections ranges from 80-100% of intersected widths.

News Release 06-15

800 W
700 W
600 W
500 W
N
IRON FORMATION
FOOTWALL CONTACT
1700 N
1600 N
1500 N
1400 N
1300 N
CORE LENS
305 LENS
EAST LENS
KEEL LENS
SECTION 1550N
FAULT @ 0m ELEVATION
CURRENT NORTHERN LIMIT PROPOSED
PORTAGE OPEN PIT (1.59M OZ RESERVE)
31.81
4.10
7.27
6.23
9.62
7.62
10.37
14.83
2.65
4.95
2.57
7.04
4.41
6.65
7.09
3.04
7.12
11.77
3.19
1.89
1.78
0.97
6.87
3.86
6.01
6.65
2.00
1.00
2.67
1.47
7.28
5.28
8.15
4.42
NP06-649
3.96
10.18
NP06-648
11.80
5.02
5.41
1.48
11.23
9.04
13.51
3.11
1.00
1.15
2.28
3.25
1.16
2.70
5.61
20.80
2.95
10.50
NP06-650
5.43
13.39
4.20
1.00
NP06-653
5.62
3.62
9.49
3.12
4.05
6.99
1.68
2.57
NP06-642
6.58
3.07
9.68
2.73
4.33
2.90
4.15
5.43
5.11
4.58
2.20
2.52
?
CUMBERLAND
RESOURCES LTD.
CANNU ZONE
Mineralized Lens
Intersections
(Projected to Surface)
LEGEND
5.61
20.80
DDH Intercept g/t Au / metres
Previously released
NP06-648
11.80
5.02
DDH Intercept g/t Au / metres
Current release
0
50
100
Metres